Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS
SECOND QUARTER 2019 EPS OF $1.94 PER SHARE;
AND FFO OF $1.82 PER SHARE

Financial and Operating Highlights

•
Net income attributable to common stockholders of $1.94 per share for the second quarter as compared to $1.19 per share for the same period in 2018. Net income attributable to common stockholders for the second quarter of 2019 included a non-cash fair value adjustment of $67.6 million, or $0.77 per share, related to the acquisition of 460 West 34th street.

•
Funds from operations, or FFO, of $1.82 per share for the second quarter as compared to $1.69 per share for the same period in 2018. FFO for the second quarter of 2019 included $3.4 million, or $0.04 per share, of promote income from the sale of 521 Fifth Avenue.

•
Same-store cash net operating income, or NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased 3.2% for the first six months of 2019 excluding lease termination income and free rent given to Viacom at 1515 Broadway, as compared to same period in the prior year.

•
Signed 40 Manhattan office leases covering 507,743 square feet in the second quarter and 72 Manhattan leases covering 915,645 square feet in the first six months of 2019. The mark-to-market on signed Manhattan office leases for the first six months of 2019 was 30.5% higher than the previous fully escalated rents on the same spaces.

•
Signed a new 28,448 square foot lease with Sentinel Capital Partners at One Vanderbilt, bringing the property to 59% leased ahead of its planned opening in August 2020. Construction on the super structure has reached 1,130 feet with steel construction scheduled to top out in September of 2019.

•	Manhattan same-store occupancy was 95.2% as of June 30, 2019, inclusive of leases signed but not yet commenced.
Investing Highlights

•
During the first half of 2019, the Company repurchased 1.3 million shares of common stock under the previously announced $2.5 billion share repurchase plan, at an average price of $86.42 per share. To date, the Company has repurchased 19.4 million shares of its common stock and redeemed 0.4 million common units of its Operating Partnership, or OP units, under the program.

•
Together with our joint venture partner, closed on the sale of 521 Fifth Avenue for a sale price of $381.0 million. The transaction generated net proceeds to the Company of $106.0 million, inclusive of a $3.4 million promote, and the Company recognized a gain on sale of $60.9 million.

•
Closed on the acquisition of a majority and controlling interest in 460 West 34th Street at a gross asset valuation of $440 million. As of the closing date, the Company's basis in the 20-story property, which will undergo a large scale redevelopment, was approximately $528 per square foot after taking into account earlier investments.

•	Closed on the acquisition of the remaining 10% interest in 110 Greene Street from our joint venture partner at a gross asset valuation of $256.5 million.
Financing Highlights

•
Entered into an agreement to reduce the interest rate spread by 65 basis points on the Company's $200.0 million, 7-year term loan that matures in 2024. This reduction will be effective in November, 2019.

•
Closed on a $465.0 million construction facility for the redevelopment of 460 West 34th Street. The floating rate facility has a term of three years, with two one-year extension options, and bears interest at an initial floating rate of 2.225% over LIBOR.

•
Closed on a $228.7 million mortgage financing of 360 Hamilton Avenue in White Plains, NY and 100, 200 and 500 Summit Lake Drive in Valhalla, New York. The new mortgage has a 3-year term, with two one-year extension options and bears interest at a floating rate of 2.79% per annum over LIBOR.

Summary
New York, NY, July 17, 2019 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported net income attributable to common stockholders for the quarter ended June 30, 2019 of $161.1 million, or $1.94 per share, as compared to net income attributable to common stockholders of $103.6 million, or $1.19 per share, for the same quarter in 2018. Net income attributable to common stockholders for the three months ended June 30, 2019 includes $59.0 million, or $0.68 per share, of net gains recognized from the sale of real estate as compared to $57.2 million, or $0.62 per share, for the same period in 2018. Net income attributable to common stockholders for the second quarter of 2019 also included a non-cash fair value adjustment of $67.6 million, or $0.77 per share, related to the acquisition of 460 West 34th street.
The Company also reported net income attributable to common stockholders for the six months ended June 30, 2019 of $204.9 million, or $2.46 per share, as compared to net income attributable to common stockholders of $205.3 million, or $2.31 per share, for the same period in 2018. Net income attributable to common stockholders for the six months ended June 30, 2019 includes $75.1 million, or $0.86 per share, of net gains recognized from the sale of real estate as compared to $74.3 million, or $0.79 per share, for the same period in 2018.
The Company reported FFO for the quarter ended June 30, 2019 of $159.2 million, or $1.82 per share, as compared to FFO for the same period in 2018 of $155.6 million, or $1.69 per share. FFO for the second quarter of 2019 included $3.4 million, or $0.04 per share, of promote income from the sale of 521 Fifth Avenue.
The Company also reported FFO for the six months ended June 30, 2019 of $306.7 million, or $3.50 per share, as compared to FFO for the same period in 2018 of $313.3 million, or $3.34 per share.
All per share amounts in this press release are presented on a diluted basis.
Operating and Leasing Activity
For the quarter ended June 30, 2019, the Company reported consolidated revenues and operating income of $313.0 million and $166.4 million, respectively, compared to $301.1 million and $172.6 million, respectively, for the same period in 2018.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, decreased by 2.7% for the quarter ended June 30, 2019, but increased by 1.1% excluding lease termination income and free rent given to Viacom at 1515 Broadway.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, decreased by 2.8% for the six months ended June 30, 2019, but increased by 3.2% excluding lease termination income and free rent given to Viacom at 1515 Broadway.
During the second quarter, the Company signed 40 office leases in its Manhattan portfolio totaling 507,743 square feet. Twenty-nine leases comprising 362,568 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $75.11 per rentable square foot, representing a 54.3% increase over the previous fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the second quarter was 12.0 years, or 12.3 years including the office leases signed at One Vanderbilt, and average tenant concessions were 8.0 months of free rent with a tenant improvement allowance of $71.67 per rentable square foot.
During the first six months of 2019, the Company signed 72 office leases in its Manhattan portfolio totaling 915,645 square feet. Fifty-three leases comprising 596,850 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $73.95 per rentable square foot, representing a 30.5% increase over the previously fully escalated rents on the same office spaces. The average lease term on the Manhattan office leases signed in the first six months of 2019 was 11.9 years, or 12.1 years including the office leases signed at One Vanderbilt, and average tenant concessions were 6.2 months of free rent with a tenant improvement allowance of $65.09 per rentable square foot.
Occupancy in the Company's Manhattan same-store portfolio was 95.2% as of June 30, 2019, inclusive of 274,272 square feet of leases signed but not yet commenced, as compared 96.0% at June 30, 2018.
During the second quarter, the Company signed 10 office leases in its Suburban portfolio totaling 77,712 square feet. Eight leases comprising 73,702 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $38.58 per rentable square foot, representing a 3.5% decrease over the previous fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the second quarter was 9.0 years and average tenant concessions were 8.0 months of free rent with a tenant improvement allowance of $13.06 per rentable square foot.
During the first six months of 2019, the Company signed 18 office leases in its Suburban portfolio totaling 110,682 square feet. Fifteen leases comprising 103,553 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $36.82 per rentable square foot, representing a 2.8% decrease over the previously fully escalated rents on the same office spaces. The average lease term on the Suburban office leases signed in the first six months of 2019 was 7.4 years and average tenant concessions were 6.6 months of free rent with a tenant improvement allowance of $11.21 per rentable square foot.
Occupancy in the Company's Suburban same-store portfolio was 90.0% as of June 30, 2019, as compared to 92.2% at June 30, 2018.
Significant leases that were signed in the second quarter included:

•	New lease with First Republic Bank for 211,521 square feet at 460 West 34th Street, for 15.0 years;

•	Renewal with Tribune Media Company and WPIX LLC for 101,658 square feet at 220 East 42nd Street, for 15.8 years;

•	Renewal with American Multi-Cinema, Inc. for 95,341 square feet at 315 West 33rd Street, known as The Olivia, for 15.3 years;

•	Renewal with Skadden, Arps, Slate, Meagher & Flom LLP for 56,239 square feet at 360 Hamilton Avenue in White Plains, NY, for 10.8 years; and

•	New lease with Sentinel Capital Partners for 28,448 square feet at One Vanderbilt Avenue, for 15.0 years.
Investment Activity
During the first half of 2019, the Company repurchased 1.3 million shares of common stock under the previously announced $2.5 billion share repurchase plan, at an average price of $86.42 per share. To date, the Company has repurchased 19.4 million shares of its common stock and redeemed 0.4 million common units of its Operating Partnership, or OP units, at an average price of $97.96 per share under the program, saving the Company approximately $67.3 million of common dividends and distributions on an annualized basis.
In May, the Company, along with our joint venture partner, closed on the previously announced sale of 521 Fifth Avenue, at a sale price of $381.0 million. The transaction generated net proceeds to the Company of $106.0 million, inclusive of a $3.4 million promote, and the Company recognized a gain on sale of $60.9 million.
In May, the Company closed on the previously announced acquisition of a majority and controlling interest in 460 West 34th Street at a gross asset valuation of $440 million. After taking into account earlier investments made through the Company's Debt and Preferred Equity platform, the Company's blended average basis in the 20-story property, which will undergo a large scale redevelopment, was $528 per square foot as of the closing date.

In May, the Company closed on the acquisition of the remaining 10% interest in 110 Greene Street from our joint venture partner at a gross asset valuation of $256.5 million. The Company had acquired its 90% interest in the property in 2015 and now owns 100% of the asset.
Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity investment portfolio decreased to $2.26 billion at June 30, 2019, including $2.23 billion of investments at a weighted average current yield of 9.1% that are classified in the debt and preferred equity line item on the balance sheet, and investments aggregating $0.03 billion at a weighted average current yield of 6.6% that are included in other balance sheet line items for accounting purposes.
During the second quarter, the Company originated or acquired new subordinate debt and preferred equity investments totaling $136.2 million, of which $130.8 million was retained and $71.3 million was funded at a weighted average yield of 9.6%.
Financing Activity
In July, the Company closed on a $228.7 million mortgage financing of 360 Hamilton Avenue in White Plains, NY and 100, 200 and 500 Summit Lake Drive in Valhalla, New York. The new mortgage has a 3-year term, with two one-year extension options and bears interest at a floating rate of 2.79% per annum over LIBOR.
In May, the Company, along with its joint venture partners, closed on a $465.0 million construction facility for the redevelopment of 460 West 34th Street. The floating rate facility has a term of three years, with two one-year extension options and bears interest at an initial floating rate of 2.225% over LIBOR.
In May, the Company entered into an agreement to reduce the interest rate spread by 65 basis points on the Company's $200.0 million, 7-year term loan that matures in 2024. This reduction will be effective in November 2019 resulting in annualized interest savings of $1.3 million.
Dividends
In the second quarter of 2019, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•	$0.85 per share of common stock, which was paid on July 15, 2019 to shareholders of record on the close of business on June 28, 2019; and

•
$0.40625 per share on the Company's 6.50% Series I Cumulative Redeemable Preferred Stock for the period April 15, 2019 through and including July 14, 2019, which was paid on July 15, 2019 to shareholders of record on the close of business on June 28, 2019, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chairman and Chief Executive Officer, will host a conference call and audio webcast on Thursday, July 18, 2019 at 2:00 pm ET to discuss the financial results.

The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Financial Reports.”
The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”. The conference may also be accessed by dialing toll-free (877) 312-8765 or international (419) 386-0002, and using passcode 8857713.
A replay of the call will be available 7 days after the call by dialing (855) 859-2056 using passcode 8857713. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at https://slgreen.com/ under “Presentations & Webcasts”.
Company Profile
SL Green Realty Corp., an S&P 500 company and New York City's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2019, SL Green held interests in 96 Manhattan buildings totaling 46.0 million square feet. This included ownership interests in 27.2 million square feet of Manhattan buildings and 18.8 million square feet securing debt and preferred equity investments. In addition, SL Green held ownership interests in 7 suburban properties comprised of 15 buildings totaling 2.3 million square feet in Brooklyn, Westchester County, and Connecticut.
To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statements
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Rental revenue, net	$216,480	$211,369	$429,119	$426,738
Escalation and reimbursement	28,479	27,052	55,958	53,451
Investment income	51,618	49,273	101,649	94,563
Other income	16,447	13,422	30,553	28,059
Total revenues	313,024	301,116	617,279	602,811
Expenses:
Operating expenses, including related party expenses of $5,323 and $8,116 in 2019 and $4,665 and $8,499 in 2018	58,317	56,237	116,015	116,019
Real estate taxes	46,694	45,322	93,382	90,983
Operating lease rent	8,298	8,846	16,596	17,154
Interest expense, net of interest income	47,160	53,611	97,685	101,527
Amortization of deferred financing costs	2,712	3,546	5,454	7,083
Depreciation and amortization	69,461	67,914	137,804	137,302
Transaction related costs	261	348	316	510
Marketing, general and administrative	25,480	22,479	51,459	46,007
Total expenses	258,383	258,303	518,711	516,585

Equity in net (loss) income from unconsolidated joint ventures	(7,546)	4,702	(12,780)	8,738
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	59,015	72,025	76,181	65,585
Purchase price and other fair value adjustment	67,631	11,149	65,590	60,442
(Loss) gain on sale of real estate, net	—	(14,790)	(1,049)	8,731
Net income	173,741	115,899	226,510	229,722
Net income attributable to noncontrolling interests in the Operating Partnership	(8,310)	(5,586)	(10,587)	(10,858)
Net loss (income) attributable to noncontrolling interests in other partnerships	2,138	(173)	1,900	(371)
Preferred unit distributions	(2,729)	(2,847)	(5,453)	(5,696)
Net income attributable to SL Green	164,840	107,293	212,370	212,797
Perpetual preferred stock dividends	(3,737)	(3,737)	(7,475)	(7,475)
Net income attributable to SL Green common stockholders	$161,103	$103,556	$204,895	$205,322

Earnings Per Share (EPS)
Net income per share (Basic)	$1.94	$1.19	$2.46	$2.31
Net income per share (Diluted)	$1.94	$1.19	$2.46	$2.31

Funds From Operations (FFO)
FFO per share (Basic)	$1.83	$1.69	$3.51	$3.35
FFO per share (Diluted)	$1.82	$1.69	$3.50	$3.34

Basic ownership interest
Weighted average REIT common shares for net income per share	82,971	87,176	83,141	88,772
Weighted average partnership units held by noncontrolling interests	4,260	4,706	4,296	4,695
Basic weighted average shares and units outstanding	87,231	91,882	87,437	93,467

Diluted ownership interest
Weighted average REIT common share and common share equivalents	83,138	87,377	83,310	88,972
Weighted average partnership units held by noncontrolling interests	4,260	4,706	4,296	4,695
Diluted weighted average shares and units outstanding	87,398	92,083	87,606	93,667

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2019	2018
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,929,496	$1,774,899
Building and improvements	5,749,261	5,268,484
Building leasehold and improvements	1,427,225	1,423,107
Right of use asset - financing leases	47,445	47,445
Right of use asset - operating leases	396,795	—
	9,550,222	8,513,935
Less: accumulated depreciation	(2,217,013)	(2,099,137)
	7,333,209	6,414,798
Cash and cash equivalents	148,978	129,475
Restricted cash	92,169	149,638
Investment in marketable securities	29,978	28,638
Tenant and other receivables	38,270	41,589
Related party receivables	23,686	28,033
Deferred rents receivable	341,659	335,985
Debt and preferred equity investments, net of discounts and deferred origination fees of $19,963 and $22,379 and allowances of $1,750 and $5,750 in 2019 and 2018, respectively	2,228,912	2,099,393
Investments in unconsolidated joint ventures	2,937,153	3,019,020
Deferred costs, net	220,572	209,110
Other assets	235,355	295,679
Total assets	$13,629,941	$12,751,358

Liabilities
Mortgages and other loans payable	$2,366,907	$1,988,160
Revolving credit facility	670,000	500,000
Unsecured term loan	1,500,000	1,500,000
Unsecured notes	1,503,305	1,503,758
Deferred financing costs, net	(57,423)	(50,218)
Total debt, net of deferred financing costs	5,982,789	5,441,700
Accrued interest payable	25,564	23,154
Accounts payable and accrued expenses	133,473	147,061
Deferred revenue	122,941	94,453
Lease liability - financing leases	44,034	43,616
Lease liability - operating leases	387,602	3,603
Dividend and distributions payable	79,272	80,430
Security deposits	62,735	64,688
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Other liabilities	123,921	116,566
Total liabilities	7,062,331	6,115,271

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	401,824	387,805
Preferred units	286,285	300,427

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both June 30, 2019 and December 31, 2018	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 83,465 and 84,739 issued and outstanding at June 30, 2019 and December 31, 2018, respectively (including 1,055 held in Treasury at both June 30, 2019 and December 31, 2018)	835	847
Additional paid-in capital	4,451,209	4,508,685
Treasury stock at cost	(124,049)	(124,049)
Accumulated other comprehensive (loss) income	(28,395)	15,108
Retained earnings	1,288,390	1,278,998
Total SL Green Realty Corp. stockholders’ equity	5,809,922	5,901,521
Noncontrolling interests in other partnerships	69,579	46,334
Total equity	5,879,501	5,947,855
Total liabilities and equity	$13,629,941	$12,751,358

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Funds From Operations (FFO) Reconciliation:	2019	2018	2019	2018

Net income attributable to SL Green common stockholders	$161,103	$103,556	$204,895	$205,322
Add:
Depreciation and amortization	69,461	67,914	137,804	137,302
Joint venture depreciation and noncontrolling interest adjustments	49,903	47,308	97,528	95,314
Net income attributable to noncontrolling interests	6,172	5,759	8,687	11,229
Less:
(Loss) gain on sale of real estate, net	—	(14,790)	(1,049)	8,731
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	59,015	72,025	76,181	65,585
Purchase price and other fair value adjustments	67,631	11,149	65,590	60,442
Depreciation on non-rental real estate assets	746	584	1,453	1,150
FFO attributable to SL Green common stockholders	$159,247	$155,569	$306,739	$313,259

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating income and Same-store NOI Reconciliation:	2019	2018	2019	2018

Net income	$173,741	$115,899	$226,510	$229,722
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	(59,015)	(72,025)	(76,181)	(65,585)
Purchase price and other fair value adjustments	(67,631)	(11,149)	(65,590)	(60,442)
Loss (gain) on sale of real estate, net	—	14,790	1,049	(8,731)
Depreciation and amortization	69,461	67,914	137,804	137,302
Interest expense, net of interest income	47,160	53,611	97,685	101,527
Amortization of deferred financing costs	2,712	3,546	5,454	7,083
Operating income	166,428	172,586	326,731	340,876

Equity in net loss (income) from unconsolidated joint ventures	7,546	(4,702)	12,780	(8,738)
Marketing, general and administrative expense	25,480	22,479	51,459	46,007
Transaction related costs, net	261	348	316	510
Investment income	(51,618)	(49,273)	(101,649)	(94,563)
Non-building revenue	(7,268)	(9,397)	(16,413)	(14,176)
Net operating income (NOI)	140,829	132,041	273,224	269,916

Equity in net (loss) income from unconsolidated joint ventures	(7,546)	4,702	(12,780)	8,738
SLG share of unconsolidated JV depreciation and amortization	48,176	47,565	96,304	95,184
SLG share of unconsolidated JV interest expense, net of interest income	38,281	36,670	77,688	72,450
SLG share of unconsolidated JV amortization of deferred financing costs	1,591	1,752	3,159	3,425
SLG share of unconsolidated JV investment income	(476)	(1,708)	(2,703)	(4,794)
SLG share of unconsolidated JV non-building revenue	(1,215)	(1,147)	(1,926)	(2,148)
NOI including SLG share of unconsolidated JVs	219,640	219,875	432,966	442,771

NOI from other properties/affiliates	(7,951)	(14,705)	(17,493)	(35,586)
Same-Store NOI	211,689	205,170	415,473	407,185

Ground lease straight-line adjustment	514	524	1,028	1,048
Joint Venture ground lease straight-line adjustment	208	258	465	516
Straight-line and free rent	(3,487)	(1,482)	(3,563)	(3,580)
Amortization of acquired above and below-market leases, net	(922)	(1,238)	(1,868)	(2,921)
Joint Venture straight-line and free rent	(14,641)	(4,972)	(30,027)	(11,099)
Joint Venture amortization of acquired above and below-market leases, net	(4,248)	(3,815)	(8,510)	(7,550)
Same-store cash NOI	$189,113	$194,445	$372,998	$383,599

SL GREEN REALTY CORP.
NON-GAAP FINANCIAL MEASURES - DISCLOSURES
Funds from Operations (FFO)
FFO is a widely recognized non-GAAP financial measure of REIT performance. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company presents FFO because it considers it an important supplemental measure of the Company’s operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. The Company also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and real estate related impairment charges, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including our ability to make cash distributions.
Funds Available for Distribution (FAD)
FAD is a non-GAAP financial measure that is calculated as FFO plus non-real estate depreciation, allowance for straight line credit loss, adjustment for straight line operating lease rent, non-cash deferred compensation, and a pro-rata adjustment for FAD for SLG’s unconsolidated JV, less straight line rental income, free rent net of amortization, second cycle tenant improvement and leasing costs, and recurring building improvements.
FAD is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined in accordance with GAAP. FAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate FAD the same way, the presentation of FAD may not be comparable to similarly titled measures of other companies. FAD does not represent cash flow from operating, investing and finance activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre)
EBITDAre is a non-GAAP financial measure. The Company computes EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not compute EBITDAre in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The White Paper on EBITDAre approved by the Board of Governors of NAREIT in September 2017 defines EBITDAre as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), plus interest expense, plus income tax expense, plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property and investments in unconsolidated joint ventures, plus adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures.
The Company presents EBITDAre because the Company believes that EBITDAre, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of the Company’s ability to incur and service debt. EBITDAre should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Net Operating Income (NOI) and Cash NOI
NOI is a non-GAAP financial measure that is calculated as operating income before transaction related costs, gains/losses on early extinguishment of debt, marketing general and administrative expenses and non-real estate revenue. Cash NOI is also a non-GAAP financial measure that is calculated by subtracting free rent (net of amortization), straight-line rent, and amortization of acquired above and below-market leases, net from NOI, while adding operating lease straight-line adjustment and the allowance for straight-line tenant credit loss.
The Company presents NOI and Cash NOI because the Company believes that these measures, when taken together with the corresponding GAAP financial measures and our reconciliations, provide investors with meaningful information regarding the operating performance of properties. When operating performance is compared across multiple periods, the investor is provided with information not immediately apparent from net income that is determined in accordance with GAAP. NOI and Cash NOI provide information on trends in the revenue generated and expenses incurred in operating our properties, unaffected by the cost of leverage, straight-line adjustments, depreciation, amortization, and other net income components. The Company uses these metrics internally as performance measures. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.
Coverage Ratios
The Company presents fixed charge and debt service coverage ratios to provide a measure of the Company’s financial flexibility to service current debt amortization, interest expense and operating lease rent from current cash net operating income. These coverage ratios represent a common measure of the Company’s ability to service fixed cash payments; however, these ratios are not used as an alternative to cash flow from operating, financing and investing activities (determined in accordance with GAAP).
SLG EARN